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                                                                      EX. 99.B11


                        CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated July 31, 1998, relating to the financial statements and financial highlights of the Meridian Fund and Meridian Value Fund, which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Prospectus.



PricewaterhouseCoopers LLP
San Francisco, CA
October 24, 1998




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